Exhibit: 99.1

                             [LOGO OF OLD NATIONAL]


                       P.O. Box 718 - Evansville, IN 47705
                                NYSE Symbol: ONB

NEWS RELEASE

SUBJECT: OLD NATIONAL REPORTS SECOND-QUARTER NET INCOME OF $.17 PER SHARE; NON-RECURRING CHARGES RELATED TO PROJECT ASCEND REDUCE EARNINGS BY $.26 PER SHARE.

DATE:      July 22, 2004

For Further Information Call: John Poelker - (812) 461-9099
                              Executive Vice President - Chief Financial Officer

                              Lynell Walton - (812) 464-1366
                              Assistant Vice President - Investor Relations


Old National Bancorp (NYSE: ONB) announced that its second-quarter net income was $11.3 million, including the impact of $25.1 million of expenses related to the implementation of its earnings improvement program, Project ASCEND. On a per-share basis, net income was $.17 compared to the $.41 per share earned during the second quarter of 2003. The non-recurring charges related to ASCEND amounted to $17.2 million, or $.26 per share, on an after-tax basis.

On June 9, 2004, the company announced the results of Project ASCEND. The benefit of the program, assuming successful implementation and the full realization of the improvements identified, is estimated to be $77 million on an annualized pre-tax basis, or $.77 per share after taxes, when fully implemented in 2006. $42 million of the expected benefit would come from reduced expenses with the remaining $35 million coming from increased revenue.

For the six months ended June 30, 2004, net income was $30.8 million, or $.46 per share, compared to the year-earlier $53.3 million, or $.80 per share. A number of factors in addition to the charges related to Project ASCEND affected net income in the first half of 2004 compared with the prior-year period.

Compared with the first six months of 2003, this year's results benefited from:

     o A reduction in the provision for loan losses to $15.0 million from the year-earlier $31.5 million
     o    An increase of $11.6 million in insurance-related revenues

Offsetting those contributions were:

     o    $25.5 million of expenses related to Project ASCEND
     o A reduction in securities gains from the $23.5 million recognized during the first half of 2003 to $2.0 million during the first six months of 2004
     o Mortgage banking revenue of $6.8 million during the first half of 2004 compared to $9.3 million during the first six months of 2003

Larry Dunigan, interim chairman, said that fee-based businesses such as insurance and brokerage continued to increase their contribution to Old National's performance. "We are paying close attention to our customers' expectations and market opportunities and aligning our resources accordingly," Dunigan pointed out.

"That process was formalized in Project ASCEND, which transitioned from idea generation to implementation in the second quarter. The program has laid the groundwork for our associates to be more aware of opportunities and to look for ways across the entire organization to meet our high expectations for customer service and still deliver services as efficiently as we can. The charges incurred in the second quarter were a necessary component of the repositioning efforts. But we are confident that the steps we are taking to restore the long-term profitability of the company will sharpen our competitive position.

"We were also very pleased with the progress we made during the quarter on credit quality, the other essential element of our profit improvement efforts. We reduced total non-performing loans to $97.6 million at June 30, 2004, from $107.1 million at the end of the first quarter and from its highest level in 2003 of $146.4 million. As the level of non-performing loans declined, we were able to reduce our provision for loan losses to $15.0 million during the first half of the year compared to $31.5 million for the same period last year and still improve the coverage of our reserve to both total loans and non-performing loans."

Balance Sheet

Commercial loans at June 30, 2004, were $3.377 billion, compared to $3.445 billion outstanding at March 31, 2004, and 5.8% below the mid-year total of $3.586 billion a year ago. Continued weakness in the economies of most of the markets served by Old National has contributed to the lack of commercial loan growth and has offset positive business development results in the company's newer metropolitan markets of Indianapolis and Louisville.

Consumer loans continue to show steady growth, with outstandings at the end of the second quarter $19.6 million, or 1.7% higher than at March 31, 2004. When compared to June 30, 2003, consumer loans outstanding have increased 9.6% to $1.195 billion from $1.090 billion. An increased focus on this important component of Old National's retail and consumer banking activities, including wide-spread improvements in products and delivery systems, has contributed to this increase.

During the second quarter, the company sold $405.6 million of residential mortgages as part of its effort to shorten the overall maturity structure of its earning assets and to provide more flexibility in managing funds available for lending. The loans sold were a combination of both fixed-rate and adjustable-rate mortgages. In connection with the sale of the mortgages, the reserve for loan losses was reduced by $1.2 million, mortgage servicing rights of $2.7 million were recorded on the loans that Old National will continue to service, and a gain on sale of loans of $2.7 million was recognized in mortgage revenue. At June 30, 2004, mortgage loans totaled $561.5 million compared to $951.5 million a year ago.

Old National's investment portfolio at June 30, 2004, was $3.041 billion compared to $2.889 billion at March 31, 2004, and $3.334 billion at June 30, 2003. The company has reduced its investment portfolio over the last 12 months as part of an overall balance sheet repositioning. The increase during this year's second quarter reflected the investment of a portion of the proceeds from the sale of mortgages. Another significant factor affecting the value of the investment portfolio during the second quarter was the impact of the change in long-term rates on its carrying value. The unrealized gain in the investment portfolio of $59.6 million at March 31, 2004, changed to an unrealized loss of $44.4 million at June 30, 2004.

Core deposit balances fell modestly during the second quarter. Total core deposits at June 30, 2004, were $5.973 billion compared to $6.030 billion at March 31, 2004. As has been the case over recent quarters, the mix of deposits continued to shift away from CDs into transaction accounts, which grew by $126.5 million since the end of the first quarter.

Old National has continued to be very cautious in the pricing of deposits over recent quarters in recognition of the overall low levels of interest rates and lack of loan growth. As the mix of deposits has shifted toward lower-cost transaction accounts and higher-cost CDs have matured, the company's overall cost of interest-bearing deposits has declined. The second-quarter average of 1.95% represented a reduction of 18 basis points from the first quarter of 2004 and a year-to-date reduction of 62 basis points from last year's first half.

At June 30, 2004, borrowed funds were $2.256 billion compared to $2.360 billion at March 31, 2004. The reduction of $104.0 million primarily reflected reduced borrowing needs as a result of the sale of mortgages discussed above.

Total assets at June 30, 2004, were $9.033 billion compared to $9.738 billion at the same date in 2003. The $705.0 million reduction in assets primarily represents the impact of the sale of mortgages during the second quarter of 2004 and the reduction in commercial loans and the investment portfolio over the last 12 months.

Total shareholders' equity at June 30, 2004, was $673.3 million, a decrease of $67.6 million from $740.9 million at March 31, 2004. Significant contributors to this reduction were the $17.2 million after-tax charge related to Project ASCEND and a reduction of $62.3 million as a result of the decline in the market value of the investment portfolio. Average shareholders' equity to average assets at June 30, 2004, was 7.80% compared to 7.86% at June 30, 2003.

Credit Quality

Second-quarter net charge-offs were $12.5 million compared with $8.5 million in the same period last year. Although net charge-offs in this year's second quarter represented an increase from $3.5 million in the first quarter, the total of $16.0 million for this year's first half is a reduction from the $21.2 million charged-off during the first half of 2003. Included in the charge-offs were $1.2 million and $2.2 million of write-downs taken in connection with the sale of mortgage loans for the quarters ended June 30, 2004 and 2003, respectively. Importantly, a significant majority of the charge-offs during the second quarter of 2004 were on loans classified as non-accrual that had been recognized as possible losses in prior periods.

The $97.6 million in non-performing loans at June 30, 2004, was a decrease of $9.5 million from March 31, 2004, and $48.8 million from June 30, 2003. As a percentage of total loans, non-performing loans were 1.90% at June 30, 2004, compared with 2.60% a year ago.

Old National recorded a provision for loan losses during the second quarter of 2004 of $7.5 million, unchanged from the provision during the first quarter and $15.0 million less than the provision made during the second quarter of 2003. The year-to-date provision of $15.0 million is less than half of the $31.5 million added to the loan loss reserve in the same period last year.

The reserve for loan losses at June 30, 2004, was $103.6 million, down from $108.6 million at March 31, 2004, and an increase of $5.6 million from the $98.0 million in the reserve at June 30, 2003. The reserve at June 30, 2004, represents 2.02% of total loans and 106% of non-performing loans.

Net Interest Income

Net interest income for the second quarter of 2004 was $71.2 million, unchanged from the first quarter of 2004 and down $3.6 million from the second quarter of 2003. For the first half of 2004, net interest income was $142.4 million, a 5.7% reduction from the $151.0 million earned during the same period of 2003.

The most significant factor in the year-over-year decline was the reduction in earning assets, primarily investment securities and mortgage loans. Their average balances declined $408.0 million from the first half of 2003, which accounted for the bulk of the $419.6 million reduction in earning assets.

The net interest margin was 3.38% for the second quarter, about the same as the 3.37% margin attained in this year's first quarter, which also was the margin for the first half of 2004. It declined slightly from 3.41% in 2003's first half. Old National's interest rate risk position continues to be relatively balanced, and the expected increase in rates over the remainder of 2004 should not have any material impact on the company's net interest margin.

Other Income

Fee and service charge revenue totaled $51.1 million for the second quarter of 2004, a record quarter for this important category of revenue and an increase of $7.5 million over the results for the first quarter of 2004. When compared to the second quarter of 2003, these revenues increased $8.9 million, or 21.1%.

The most significant change from the first quarter was in mortgage banking, which went from negative revenue of $0.3 million in the first quarter to revenue of $7.1 million in the second quarter. One factor in this improvement was a recovery of $2.6 million in the value of mortgage servicing rights which had been previously impaired due to movements in interest rates. Net impairment charges of $1.4 million were incurred during the first quarter. In addition, gains on sales of mortgages increased from $0.5 million in the first quarter of 2004 to $3.4 million in the second quarter, primarily as a result of a $2.7 million gain on the sale of the $405.6 million block of mortgages mentioned above.

On a year-to-date basis, fee and service charge revenue totaled $94.7 million, a 15.0% improvement over last year's $82.4 million. Revenue from insurance sales and agency operations continues to show strong improvement with year-to-date revenue of $28.9 million, representing an increase of $11.6 million over the first half of 2003. Revenue from the sale of investment products, which was up $1.6 million over last year, represented an improvement of 29.8%. This growth results from increased emphasis on this source of revenue throughout Old National's banking operations and an increase in customer interest in equity and annuity products.

Year-to-date mortgage revenue trailed last year's revenue by $2.4 million, reflecting lower levels of new mortgages and refinancings as a result of rising interest rates. Mortgage originations during the first six months of 2004 totaled $332.7 million compared to $724.7 million during the same period in 2003.

Other Expense

Second-quarter operating expenses totaled $98.7 million, an increase of $18.2 million compared to the first quarter of 2004 and $24.7 million higher than for the second quarter of 2003.

Included in this year's second quarter total were $25.1 million of non-recurring expenses related to the implementation of Old National's earnings improvement program, Project ASCEND. $9.4 million of those expenses were personnel costs and included severance costs for employees whose positions have been or will be eliminated as well as a broad-based incentive program for employees participating in the ASCEND program. $15.7 million of the expense included payments made to the consultants who assisted Old National in the project, the write-down of surplus real estate, and other miscellaneous expenses.

Year-to-date, operating expenses were $179.1 million compared to $144.1 million for the first half of 2003. In addition to the $25.5 million of expenses related to Project ASCEND, operating expenses for the first half included approximately $4.3 million related to executive severance and write-downs of foreclosed properties incurred during the first quarter of the year.




Old National Bancorp, a $9.0 billion financial holding company headquartered in Evansville, IN, employs more than 3,000 professionals who advise, design and facilitate financial solutions to help clients reach their goals. Founded in 1834, Old National has grown to include community-focused financial services operations in Indiana, Illinois, Ohio, Kentucky, Tennessee and Missouri. With a special attention to service quality, Old National provides individuals and businesses financial solutions through a broad range of banking services as well as trust and investment services, insurance brokerage services and investment products.

Old National will hold its second-quarter Conference Call at 9:30 a.m. Central on Friday, July 23, 2004. The live audio Webcast of the conference call will be available on the company's Shareholder Relations Web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 12:30 p.m. Central on July 23 through 12:00 midnight on August 6. To access the replay, dial 1-888-203-1112, confirmation code 602151.


                            Forward-Looking Statement
                            -------------------------

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies, ability of Old National to execute its business plan and implement the ASCEND project initiatives, credit quality trends and the ability to generate loans, other matters discussed in this news release, and other factors identified in the company's form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

Old National Bancorp
Financial Highlights
($ in thousands except per share data)

                                                  Three Months Ended
                                                       June 30
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                                 2004          2003          Change
--------------------------------------------------------------------------------------
Income Data:
--------------------------------------------------------------------------------------
Net Interest Income (FTE)                     $   71,198    $   74,822    $   (3,624)
--------------------------------------------------------------------------------------
Fee and Service Charge Income                     51,051        42,163         8,888
--------------------------------------------------------------------------------------
Securities Gains                                      21        20,750       (20,729)
--------------------------------------------------------------------------------------
Total Revenue (FTE)                              122,270       137,735       (15,465)
--------------------------------------------------------------------------------------
Provision for Loan Losses                          7,500        22,500       (15,000)
--------------------------------------------------------------------------------------
Other Expense                                     98,687        73,960        24,727
--------------------------------------------------------------------------------------
Income before Taxes                               16,083        41,275       (25,192)
--------------------------------------------------------------------------------------
Provision for Taxes (FTE)                          4,800        14,208        (9,408)
--------------------------------------------------------------------------------------
Net Income                                        11,283        27,067       (15,784)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Per Share Data: (Diluted) (1) (2)
--------------------------------------------------------------------------------------
Net Income                                           .17           .41          (.24)
--------------------------------------------------------------------------------------
Net Income (Cash Basis) (3)                          .18           .41          (.23)
--------------------------------------------------------------------------------------
Average Diluted Shares Outstanding                66,819        66,699           120
--------------------------------------------------------------------------------------
Book Value at 6-30                                 10.16         11.48         (1.32)
--------------------------------------------------------------------------------------
Stock Price at 6-30                                24.83         21.90          2.93
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Performance Ratios: (Based on Net Income)
--------------------------------------------------------------------------------------
Return on Average Assets                             .49%         1.12%         (.63)
--------------------------------------------------------------------------------------
Return on Average Equity (4)                        6.34         14.28         (7.94)
--------------------------------------------------------------------------------------
Net Interest Margin (FTE)                           3.38          3.35           .03
--------------------------------------------------------------------------------------
Other Expense to Revenue (Efficiency Ratio)        80.71         53.70         27.01
--------------------------------------------------------------------------------------
Net Charge-offs to Average Loans (5)                 .89           .60           .29
--------------------------------------------------------------------------------------
Reserve for Loan Losses to Ending Loans (5)         2.02          1.74           .28
--------------------------------------------------------------------------------------
Non-Performing Loans to Ending Loans (5)            1.90          2.60          (.70)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Balance Sheet:                                                               % Change
--------------------------------------------------------------------------------------
Average Assets                                 9,244,998     9,664,709         (4.3)%
--------------------------------------------------------------------------------------
End of Period Balances:
--------------------------------------------------------------------------------------
Assets                                         9,032,869     9,737,717         (7.2)
--------------------------------------------------------------------------------------
Commercial and Consumer Loans                  4,572,507     4,676,043         (2.2)
--------------------------------------------------------------------------------------
Residential Real Estate Loans (5)                561,534       951,530        (41.0)
--------------------------------------------------------------------------------------
Core Deposits (Excluding Brokered CDs)         5,973,196     6,206,153         (3.8)
--------------------------------------------------------------------------------------
Shareholders' Equity                             673,298       765,662        (12.1)
--------------------------------------------------------------------------------------

(FTE) Fully taxable equivalent basis.
(1) All share and per-share data have been adjusted for stock dividends and stock splits.
(2)  Assumes conversion of stock options.
(3)  Excludes after-tax impact of amortization of intangible assets.
(4) Based on average shareholders' equity of $711,780 and $758,371, respectively, for 2004 and 2003. (5) Includes residential loans held for sale.

Old National Bancorp
Financial Highlights
($ in thousands except per share data)

                                                 Six Months Ended
                                                     June 30
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                                 2004          2003          Change
--------------------------------------------------------------------------------------
Income Data:
--------------------------------------------------------------------------------------
Net Interest Income (FTE)                     $  142,395    $  151,007    $   (8,612)
--------------------------------------------------------------------------------------
Fee and Service Charge Income                     94,694        82,353        12,341
--------------------------------------------------------------------------------------
Securities Gains                                   2,006        23,480       (21,474)
--------------------------------------------------------------------------------------
Total Revenue (FTE)                              239,095       256,840       (17,745)
--------------------------------------------------------------------------------------
Provision for Loan Losses                         15,000        31,500       (16,500)
--------------------------------------------------------------------------------------
Other Expense                                    179,140       144,125        35,015
--------------------------------------------------------------------------------------
Income before Taxes                               44,955        81,215       (36,260)
--------------------------------------------------------------------------------------
Provision for Taxes (FTE)                         14,163        27,888       (13,725)
--------------------------------------------------------------------------------------
Net Income                                        30,792        53,327       (22,535)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Per Share Data: (Diluted) (1) (2)
--------------------------------------------------------------------------------------
Net Income                                           .46           .80          (.34)
--------------------------------------------------------------------------------------
Net Income (Cash Basis) (3)                          .48           .81          (.33)
--------------------------------------------------------------------------------------
Average Diluted Shares Outstanding                66,615        66,821          (206)
--------------------------------------------------------------------------------------
Book Value at 6-30                                 10.16         11.48         (1.32)
--------------------------------------------------------------------------------------
Stock Price at 6-30                                24.83         21.90          2.93
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Performance Ratios: (Based on Net Income)
--------------------------------------------------------------------------------------
Return on Average Assets                             .67%         1.11%         (.44)
--------------------------------------------------------------------------------------
Return on Average Equity (4)                        8.54         14.16         (5.62)
--------------------------------------------------------------------------------------
Net Interest Margin (FTE)                           3.37          3.41          (.04)
--------------------------------------------------------------------------------------
Other Expense to Revenue (Efficiency Ratio)        74.92         56.11         18.81
--------------------------------------------------------------------------------------
Net Charge-offs to Average Loans (5)                 .57           .75          (.18)
--------------------------------------------------------------------------------------
Reserve for Loan Losses to Ending Loans (5)         2.02          1.74           .28
--------------------------------------------------------------------------------------
Non-Performing Loans to Ending Loans (5)            1.90          2.60          (.70)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Balance Sheet:                                                                % Change
--------------------------------------------------------------------------------------
Average Assets                                 9,249,091     9,582,960          (3.5)%
--------------------------------------------------------------------------------------
End of Period Balances:
--------------------------------------------------------------------------------------
Assets                                         9,032,869     9,737,717          (7.2)
--------------------------------------------------------------------------------------
Commercial and Consumer Loans                  4,572,507     4,676,043          (2.2)
--------------------------------------------------------------------------------------
Residential Real Estate Loans (5)                561,534       951,530         (41.0)
--------------------------------------------------------------------------------------
Core Deposits (Excluding Brokered CDs)         5,973,196     6,206,153          (3.8)
--------------------------------------------------------------------------------------
Shareholders' Equity                             673,298       765,662         (12.1)
--------------------------------------------------------------------------------------

(FTE) Fully taxable equivalent basis.
(1) All share and per-share data have been adjusted for stock dividends and stock splits.
(2)   Assumes conversion of stock options.
(3)   Excludes after-tax impact of amortization of intangible assets.
(4) Based on average shareholders' equity of $721,144 and $753,464, respectively, for 2004 and 2003.
(5)   Includes residential loans held for sale.